Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

KB Home

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type(1)	Security Class Title	Fee Calculation or Carry Forward Rule(2)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities	Rules 456(b) and 457(r)

	Other	Guarantees of Debt Securities by direct and indirect subsidiaries of KB Home(3)	Rule 457(n)

	Equity	Preferred Stock(4)	Rules 456(b) and 457(r)

	Equity	Common Stock(4)(5)	Rules 456(b) and 457(r)

	Other	Warrants	Rules 456(b) and 457(r)

	Other	Stock Purchase Contracts(4)	Rules 456(b) and 457(r)

	Other	Stock Purchase Units(4)	Rules 456(b) and 457(r)

	Other	Depositary Shares(4)	Rules 456(b) and 457(r)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

Total Offering Amounts

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)	Securities registered hereunder may be sold separately, together or in units with other securities registered hereby or other securities.
(2)

An unspecified aggregate initial offering price or amount of securities of each identified class is being registered as may from time to time be issued at indeterminate prices and amounts. In accordance with Rules 456(b) and 457(r), KB Home is deferring payment of all of the registration fee.

(3)	No separate consideration will be received for the guarantees of debt securities. See Table of Additional Registrants for a list of the subsidiary guarantors.
(4)

In addition to any preferred stock, depositary shares or common stock that may be issued directly under this registration statement, there are being registered hereunder an indeterminate number of shares of preferred stock, depositary shares and common stock as may be issued upon conversion or exchange of debt securities, preferred stock or depositary shares, as the case may be. Separate consideration may or may not be received for any shares of preferred stock, depositary shares or common stock so issued upon conversion or exchange. There are also being registered hereunder an indeterminate number of shares of common stock as may be issued upon settlement of stock purchase contracts or stock purchase units, as the case may be.

(5)

Each share of common stock is associated with a preferred stock purchase right under the Amended and Restated Rights Agreement, dated April 8, 2021, between KB Home and Computershare Inc., as rights agent. Such rights are not exercisable and do not trade separately from the common stock until the occurrence of certain events specified in the Rights Agreement.